Exhibit 5.1

McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com

January 25, 2022

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Registration of Bank of America Corporation 4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR and Depositary Shares

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with (i) the offering by the Corporation of 1,750,000 depositary shares (the “Depositary Shares”), each representing a 1/25th interest in a share of Bank of America Corporation 4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR, $0.01 par value (the “Preferred Stock”), (ii) the Registration Statement on Form S-3 (File No. 333-257399) and any amendments thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Corporation’s debt securities, warrants, purchase contracts, units, preferred stock, depositary shares and common stock, and (iii) the Prospectus dated August 4, 2021 (the “Base Prospectus”) constituting part of the Registration Statement, as supplemented by the final Prospectus Supplement dated January 20, 2022 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) filed with the SEC pursuant to Rule 424(b) under the Act, relating to the Depositary Shares and the Preferred Stock. The Depositary Shares are to be sold pursuant to an Underwriting Agreement dated January 20, 2022 (the “Underwriting Agreement”), between the Corporation and BofA Securities, Inc., as representative of the underwriters named in Schedule II thereto. The shares of Preferred Stock are to be deposited with Computershare Trust Company, N.A. (“Trust Company”) and Computershare Inc. (“Computershare” and, together with Trust Company, the “Depository”), as depository, pursuant to the terms of the Deposit Agreement dated January 24, 2022 (the “Deposit Agreement”), among the Corporation, Trust Company, Computershare and the holders from time to time of depositary receipts issued thereunder. The Depositary Shares are evidenced by depositary receipts (“Depositary Receipts”) issued pursuant to the Deposit Agreement.

In connection with this opinion letter, we have examined originals, or copies identified to our satisfaction as being true copies, of the following documents: (a) the Registration Statement; (b) the Prospectus; (c) the Restated Certificate of Incorporation of the Corporation, as amended (including without limitation the Certificate of Designations as filed with the Secretary of State of the State of Delaware on January 25, 2022, designating the Preferred Stock) and the Bylaws of the Corporation, as amended; (d) resolutions of the Board of Directors of the Corporation, and a committee thereof, authorizing the filing of the Registration Statement and the issuance and sale of the Depositary Shares and the Preferred Stock by the Corporation; (e) the Underwriting Agreement; (f) the Deposit Agreement; (g) a form of Depositary Receipt representing the Depositary Shares; and (h) such other records, documents, certificates and instruments as we have deemed necessary for the purposes of this opinion letter. In such

Bank of America Corporation

January 25, 2022

examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or other copies and the authenticity of the originals of such copies.

We have relied as to certain matters upon the statements of fact contained in documents that we have examined in connection with our representation of the Corporation. In addition, we have assumed, without independent investigation, that (i) all parties to agreements or instruments relevant to this opinion, other than the Corporation, have the requisite power and authority (corporate or otherwise) to enter into and perform all obligations under such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; (ii) the shares of Preferred Stock have been deposited with the Depository in accordance with the terms of the Deposit Agreement; (iii) the certificates representing the Depositary Receipts conform to the form of Depositary Receipt examined by us; and (iv) the certificates representing the Depositary Receipts have been duly executed and delivered by the Depository and have been duly countersigned by Trust Company as transfer agent and registrar for the Depositary Shares.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. The shares of Preferred Stock have been duly authorized and, upon payment therefor as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Depositary Shares have been duly authorized and, when issued and delivered against payment therefor in the form of Depositary Receipts pursuant to the Underwriting Agreement and the Deposit Agreement, will be validly issued and will entitle their holders to the rights specified in the Deposit Agreement and the Depositary Receipts, subject to applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are limited to the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof, and we do not express any opinion concerning any other law.

We hereby consent to the filing of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed with the SEC for the purpose of including this opinion as part of the Registration Statement, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods